Intrepid Potash Announces Second Quarter and First Half 2015 Results

DENVER, July 28, 2015 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported its results for the second quarter and first half of 2015.

Second Quarter Results

•	Net loss of $4.9 million, or $0.07 per diluted share, compared with net income of $5.6 million, or $0.07 per diluted share, in last year's second quarter.

•	Adjusted net loss[1] of $5.4 million, or $0.08 per diluted share, compared with adjusted net income of $5.6 million, or $0.07 per diluted share, in the second quarter 2014.

•	Adjusted EBITDA[1] was $15.0 million, compared with $28.6 million a year ago.

First Half Results

•	Adjusted EBITDA of $47.5 million, up 8% from the first half of last year.

•	Free cash flow[1] of $36.2 million from cash flow from operating activities of $55.2 million less cash paid for capital expenditures of $19.0 million.

•	Cash, cash equivalents, and investments at quarter end totaled $124.4 million.

"Second quarter results were driven down by lower potash sales volume and production levels," said Intrepid's Executive Chairman, President and CEO Bob Jornayvaz. "We remain focused on achieving sustainable, long-term performance and achieving operational excellence. Our solar assets, which are our most profitable, are performing well, we are updating West to build on the previous modifications we have made, and we made progress on our plans to increase Trio® production as well as product optionality at our East facility.”

Product Highlights

Potash

Second quarter potash sales volume of 147,000 tons, decreased from last year's second quarter. Agricultural sales were impacted by wet spring weather, which reduced in-season application rates. As a result, more fertilizer inventory remained in warehouses postponing summer-fill purchases. As expected, purchases by industrial customers in the oil and gas market were lower year over year reflecting reduced drilling activity.

Intrepid's average net realized sales price per ton1 was $358, which is $29 per ton higher than the comparable period in 2014 and slightly less than the first quarter of 2015.

The second quarter per ton cash operating cost1 of $224, a $36 increase from last year's second quarter, is expected to be the high point for 2015. Production of 152,000 tons decreased from last year's second quarter. These cost and production results were pressured by fewer low-cost solar tons produced due to planned harvest timing and from fewer conventional tons. Cash flow per potash ton sold1 was $103 for the second quarter.

Intrepid remains on track to achieve its targeted solar production for this year. Cash operating costs per ton are expected to be reduced in the second half of 2015 as solar production increases from the fall harvests and as the conventional plants progress toward designed efficiencies.

Potash production for the first half of this year of 389,000 tons was down 5% from the same period last year. Conventional production in the first six months decreased year over year from production challenges, particularly at East. Intrepid is focused on creating optionality at East to produce Trio® independent from potash.

The results for the quarter included a $5.3 million lower-of-cost-or-market adjustment compared with a $1.1 million adjustment in last year's second quarter.

Trio®

Intrepid achieved another quarter of strong Trio® results, particularly the cash flow per ton generated, underscoring the need to continue the investments to expand production of this specialty nutrient.

Trio® sales volume in the second quarter was 37,000 tons at an average net realized sales price per ton of $383. This is $33 more than the same period last year and $16 more than the first quarter 2015.

Production volume of 43,000 tons was the same as last year's second quarter and cash operating costs were improved from last year's second quarter to $185 per ton.

With the positive pricing and cash cost trends, Intrepid generated $161 of cash flow per Trio® ton sold in the second quarter, $28 more than during the same period last year.

Market Conditions and Outlook

Intrepid widened its second half outlook for potash sales volume to allow for the timing of fall application purchases. The solar production forecast has not changed, but management reduced its plan for conventional tons as the company continues to make optimization upgrades.

Intrepid affirms its second-half and full-year potash cash operating costs per ton outlooks. Potash cash operating costs and cost of goods sold per ton are set to improve from their high points in the second quarter as low-cost solar production will comprise a larger portion of production and sales as harvests commence later in the third quarter following the peak evaporation period in the summer. Costs are expected to be at their lowest point in the fourth quarter.

The production, sales and cost outlook for Trio® have been updated. Intrepid is currently modifying the East plant, where Trio® and potash are produced jointly. Positive steps have been made toward converting more Trio® into premium-sized product and creating optionality to operate the Trio® circuit independent from the potash circuit. Long term, the plan is to significantly increase Trio® production, which generates high levels of cash flow per ton. While enhancements to the Trio® process are underway, short-term production of both Trio® and potash will continue to be affected.
Intrepid slightly increased its cash paid for capital expenditure range to include additional investments related to Trio® initiatives.
Intrepid's outlook is presented below. This information reflects Intrepid's best estimate at the current time and will be impacted by actual market conditions, results of operations, and production results.

	Second-Half	Full-Year
	2015	2015
Potash
Production (tons)	440,000 - 460,000	830,000 - 850,000
Sales (tons)	415,000 - 445,000	790,000 - 820,000
Cash operating costs ($/ton)	$190 - $205	$195 - $210
Total COGS ($/ton)	$275 - $290	$285 - $300

Trio®
Production (tons)	75,000 - 90,000	155,000 - 170,000
Sales (tons)	80,000 - 95,000	175,000 - 190,000
Cash operating costs ($/ton)	$185 - $200	$185 - $200
Total COGS ($/ton)	$260 - $275	$255 - $270

Other (millions)
Interest expense	$3.0 - $3.5	$6.0 - $7.0
Depreciation, depletion, and accretion	$40.0 - $45.0	$80.0 - $85.0
Selling and administrative expense	$14.5 - $15.5	$30.0 - $32.0
Cash paid for capital investments	not provided	$45.0 - $55.0

Notes

1 Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), free cash flow, average net realized sales price per ton, per ton cash operating costs, and cash flow per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for July 28, 2015, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is +1-631-982-4565 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through August 28, 2015, at www.intrepidpotash.com and by dialing 800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 763324.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of potash and supplies approximately 9% of the country’s annual consumption. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a highly sought-after specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium and sulfate, in a single particle.

Intrepid is geographically advantaged serving diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid produces potash from three solar solution facilities and two conventional underground mines.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•	the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•	our ability to obtain any necessary governmental permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines or changes in U.S. or world agricultural production or fertilizer application rates

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•
our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements, or the total amount available to us under our credit facility is reduced, in whole or in part, because of covenant limitations

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission

In addition, new risks emerge from time to time. It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of July 28, 2015. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales	$73,651	$110,949	$190,672	$209,824
Less:
Freight costs	6,898	11,760	17,810	21,691
Warehousing and handling costs	3,437	2,988	7,184	5,800
Cost of goods sold	55,435	79,383	138,717	157,957
Lower-of-cost-or-market inventory adjustments	5,276	1,140	5,636	4,706
Gross Margin	2,605	15,678	21,325	19,670

Selling and administrative	8,424	7,064	15,892	13,810
Accretion of asset retirement obligation	424	406	848	811
Restructuring expense	—	—	—	1,827
Other operating income	(2,312)	(305)	(2,246)	(3,250)
Operating (Loss) Income	(3,931)	8,513	6,831	6,472

Other Income (Expense)
Interest expense, net	(1,602)	(1,556)	(3,246)	(2,936)
Interest income	200	22	355	75
Other income	46	225	373	460
(Loss) Income Before Income Taxes	(5,287)	7,204	4,313	4,071

Income Tax Benefit (Expense)	350	(1,642)	(2,721)	1,136
Net (Loss) Income	$(4,937)	$5,562	$1,592	$5,207

Weighted Average Shares Outstanding:
Basic	75,683,075	75,514,991	75,636,343	75,480,165
Diluted	75,683,075	75,573,918	75,731,910	75,534,138
(Loss) Earnings Per Share:
Basic	$(0.07)	$0.07	$0.02	$0.07
Diluted	$(0.07)	$0.07	$0.02	$0.07

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2015 AND DECEMBER 31, 2014
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$40,285	$67,589
Short-term investments	63,221	10,434
Accounts receivable:
Trade, net	15,642	28,561
Other receivables, net	7,271	3,600
Refundable income taxes	288	114
Inventory, net	86,847	84,094
Prepaid expenses and other current assets	3,723	4,739
Current deferred tax asset, net	5,630	3,356
Total current assets	222,907	202,487

Property, plant, equipment, and mineral properties, net	764,850	785,250
Long-term parts inventory, net	18,879	16,366
Long-term investments	20,851	11,856
Other assets, net	3,788	4,035
Non-current deferred tax asset, net	141,712	146,725
Total Assets	$1,172,987	$1,166,719
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$20,070	$19,953
Related parties	86	55
Accrued liabilities	15,946	12,483
Accrued employee compensation and benefits	9,329	12,069
Other current liabilities	4,832	2,075
Total current liabilities	50,263	46,635

Long-term debt	150,000	150,000
Asset retirement obligation	21,221	20,389
Other non-current liabilities	1,086	2,410
Total Liabilities	222,570	219,434
Commitments and Contingencies
Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,700,655 and
75,536,741 shares outstanding at June 30, 2015, and December 31, 2014, respectively	76	76
Additional paid-in capital	577,751	576,186
Accumulated other comprehensive loss	(53)	(28)
Retained earnings	372,643	371,051
Total Stockholders' Equity	950,417	947,285
Total Liabilities and Stockholders' Equity	$1,172,987	$1,166,719

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net income (loss)	$(4,937)	$5,562	$1,592	$5,207
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	(202)	2,750	2,754	(28)
Depreciation, depletion, and accretion	19,397	19,874	40,673	39,523
Stock-based compensation	1,533	1,503	2,595	2,531
Lower-of-cost-or-market inventory adjustments	5,276	1,140	5,636	4,706
Other	670	(275)	1,048	(52)
Changes in operating assets and liabilities:
Trade accounts receivable, net	22,874	(2,769)	12,919	(12,200)
Other receivables, net	(3,990)	5,670	(3,671)	2,354
Refundable income taxes	(215)	(1,036)	(174)	989
Inventory, net	(18,857)	5,767	(10,903)	12,510
Prepaid expenses and other assets	397	847	1,063	1,852
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(936)	(372)	244	(707)
Other liabilities	1,510	(136)	1,418	(836)
Net cash provided by operating activities	22,520	38,525	55,194	55,849

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(10,311)	(13,220)	(18,989)	(45,139)
Purchases of investments	(44,627)	(2)	(72,227)	(7)
Proceeds from sale of investments	5,910	2,532	9,748	20,583
Net cash used in investing activities	(49,028)	(10,690)	(81,468)	(24,563)

Cash Flows from Financing Activities:
Employee tax withholding paid for restricted stock upon vesting	7	—	(1,030)	(611)
Net cash provided by (used in) financing activities	7	—	(1,030)	(611)

Net Change in Cash and Cash Equivalents	(26,501)	27,835	(27,304)	30,675
Cash and Cash Equivalents, beginning of period	67,589	3,234	67,589	394
Cash and Cash Equivalents, end of period	$41,088	$31,069	$40,285	$31,069

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest, net of $0 million, and $0.4 million of capitalized interest	$2,963	$2,708	$3,124	$2,820
Income taxes	$30	$(72)	$41	$(2,097)
Accrued purchases for property, plant, equipment, and mineral properties	$5,557	$7,672	$5,557	$7,672

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Production volume (in thousands of tons):
Potash	152	190	389	411
Langbeinite	43	43	80	75
Sales volume (in thousands of tons):
Potash	147	235	377	478
Trio®	37	62	98	98

Gross sales (in thousands):
Potash	$57,093	$84,804	$147,822	$169,301
Trio®	16,558	26,145	42,850	40,523
Total	73,651	110,949	190,672	209,824
Freight costs (in thousands):
Potash	4,478	7,496	11,684	15,156
Trio®	2,420	4,264	6,126	6,535
Total	6,898	11,760	17,810	21,691
Net sales (in thousands)(1):
Potash	52,615	77,308	136,138	154,145
Trio®	14,138	21,881	36,724	33,988
Total	$66,753	$99,189	$172,862	$188,133

Potash statistics (per ton):
Average net realized sales price(1)	$358	$329	$361	$323
Cash operating costs(1)(2)	224	188	209	197
Depreciation and depletion	76	67	78	65
Royalties	12	12	14	11
Total potash cost of goods sold	$312	$267	$301	$273
Warehousing and handling costs	19	11	15	10
Average potash gross margin(1)	$27	$51	$45	$40

Trio® statistics (per ton):
Average net realized sales price(1)	$383	$350	$373	$347
Cash operating costs(1)	185	192	183	201
Depreciation and depletion	55	57	57	61
Royalties	19	17	19	17
Total Trio® cost of goods sold	$259	$266	$259	$279
Warehousing and handling costs	18	8	14	8
Average Trio® gross margin(1)	$106	$76	$100	$60

(1) Net sales, average net realized sales price, cash operating costs and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) On a per ton basis, by-product credits were $14 and $7 for the second quarter of 2015, and 2014, respectively. By-product credits were $2.0 million and $1.7 million for the second quarter of 2015, and 2014, respectively. On a per ton basis, by-product credits were $10 and $6 for the first half of 2015, and 2014, respectively. By-product credits were $3.8 million and $3.1 million for the first half of 2015, and 2014, respectively. Cash operating costs and GAAP total cost of goods sold are shown net of by-product credits.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, net sales, average net realized sales price, cash operating costs, average potash and Trio® gross margin, cash flow per ton and free cash flow. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including, if applicable, reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that are calculated as net income (loss) or earnings (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, early office lease termination fee, anticipated refund of property taxes, restructuring expenses and changes to the allowance associated with the employment-related high wage tax credits in New Mexico. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Income (Loss)	$(4,937)	$5,562	$1,592	$5,207
Adjustments
Early office lease termination fee(1)	1,248	—	1,248	—
Allowance for New Mexico employment credits(2)	—	—	—	(2,947)
Restructuring expense	—	—	—	1,827
Anticipated refund of property taxes(3)	(2,000)	—	(2,000)	—
Calculated income tax effect(4)	301	—	301	448
Total adjustments	(451)	—	(451)	(672)
Adjusted Net Income (Loss)	$(5,388)	$5,562	$1,141	$4,535

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Income (Loss) Per Diluted Share	$(0.07)	$0.07	$0.02	$0.07
Adjustments
Early office lease termination fee(1)	0.02	—	0.02	—
Allowance for New Mexico employment credits(2)	—	—	—	(0.04)
Restructuring expense	—	—	—	0.02
Anticipated refund of property taxes(3)	(0.03)	—	(0.03)	—
Calculated income tax effect(4)	—	—	—	0.01
Total adjustments	(0.01)	—	(0.01)	(0.01)
Adjusted Net Income (Loss) Per Diluted Share	$(0.08)	$0.07	$0.01	$0.06

(1) In May 2015, Intrepid exercised an option to terminate its corporate office lease, effective May 2016. Under the terms of the lease, Intrepid incurred a lease termination penalty, which Intrepid expects will be payable in the first quarter of 2016.

(2) In the third quarter of 2013, Intrepid received notification that its application for certain New Mexico employment-related high wage tax credits had been denied and established an additional pre-tax, non-cash allowance of approximately $2.8 million. In Q1 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and therefore reversed $2.9 million of the total allowance.

(3) In late 2014, Intrepid initiated legal action in the State of New Mexico regarding its 2014 property tax assessments. In June 2015, Intrepid settled the action with the State of New Mexico, and has recorded a $2.0 million receivable resulting from the settlement.

(4) Assumes an annual effective tax rate of 40%.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income (loss) adjusted for early office lease termination fee, anticipated refund of property taxes, the changes to the allowance associated with the employment-related high wage tax credits in New Mexico, restructuring expenses, interest expense, income tax expense, depreciation, depletion, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Income (Loss)	$(4,937)	$5,562	$1,592	$5,207
Allowance for New Mexico employment credits	—	—	—	(2,947)
Restructuring expense	—	—	—	1,827
Early office lease termination fee	1,248	—	1,248	—
Anticipated refund of property taxes	(2,000)	—	(2,000)	—
Interest expense	1,602	1,556	3,246	2,936
Income tax expense (benefit)	(350)	1,642	2,721	(1,136)
Depreciation, depletion, and accretion	19,397	19,874	40,673	39,523
Total adjustments	19,897	23,072	45,888	40,203
Adjusted EBITDA	$14,960	$28,634	$47,480	$45,410

Net Sales and Average Net Realized Sales Price per Ton

Net sales and average net realized sales price per ton are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price per ton is calculated as net sales, divided by the number of tons sold in the period. We consider net sales and average net realized sales price per ton to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price per ton as key performance indicators to analyze sales and price trends. We also use net sales as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended June 30,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$57,093	$16,558	$73,651	$84,804	$26,145	$110,949
Freight costs	4,478	2,420	6,898	7,496	4,264	11,760
Net sales	$52,615	$14,138	$66,753	$77,308	$21,881	$99,189

Divided by:
Tons sold (in thousands)	147	37		235	62
Average net realized sales price per ton	$358	$383		$329	$350

	Six Months Ended June 30,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$147,822	$42,850	$190,672	$169,301	$40,523	$209,824
Freight costs	11,684	6,126	17,810	15,156	6,535	21,691
Net sales	$136,138	$36,724	$172,862	$154,145	$33,988	$188,133

Divided by:
Tons sold (in thousands)	377	98		478	98
Average net realized sales price per ton	$361	$373		$323	$347

Cash Operating Costs per Ton

Cash operating costs per ton is a non-GAAP financial measure that is calculated as total cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehousing and handling costs. We consider cash operating costs per ton to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs per ton as an indicator of performance and operating efficiencies and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended June 30,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$45,868	$9,567	$55,435	$62,761	$16,622	$79,383
Divided by sales volume (in thousands of tons)	147	37		235	62
Cost of goods sold per ton	$312	$259		$267	$266
Less per-ton adjustments
Depreciation and depletion	$76	$55		$67	$57
Royalties	12	19		12	17
Cash operating costs per ton	$224	$185		$188	$192

	Six Months Ended June 30,
	2015			2014
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$113,322	$25,395	$138,717	$130,621	$27,336	$157,957
Divided by sales volume (in thousands of tons)	377	98		478	98
Cost of goods sold per ton	$301	$259		$273	$279
Less per-ton adjustments
Depreciation and depletion	$78	$57		$65	$61
Royalties	14	19		11	17
Cash operating costs per ton	$209	$183		$197	$201

Average Potash and Trio® Gross Margin and Cash Flow per Ton

Average potash and Trio® gross margin and cash flow per ton are non-GAAP financial measures. Average gross margin per ton is calculated by subtracting the sum of per ton total cost of goods sold and per ton warehousing and handling costs from the average net realized sales price. Cash flow per ton is calculated by adding depreciation and depletion to average gross margin. We believe these measures are useful because they represent the average margin and cash flow we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading “Net Sales and Average Net Realized Sales Price per Ton.”

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Potash
Average potash net realized sales price	$358	$329	$361	$323
Less total potash cost of goods sold	312	267	301	273
Less potash warehousing and handling costs	19	11	15	10
Average potash gross margin per ton	$27	$51	$45	$40
Depreciation and depletion	76	67	78	65
Cash flow per ton	$103	$118	$123	$105

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Trio®
Average Trio® net realized sales price	$383	$350	$373	$347
Less total Trio® cost of goods sold	259	266	259	279
Less Trio® warehousing and handling costs	18	8	14	8
Average Trio® gross margin per ton	$106	$76	$100	$60
Depreciation and depletion	55	57	57	61
Cash flow per ton	$161	$133	$157	$121

Free Cash Flow

Free cash flow is a non-GAAP financial measure that is calculated as net cash provided by operating activities less cash paid for capital expenditures. We consider free cash flow to be a useful measure of liquidity because it indicates cash generated by normal business operations, including capital expenditures. Free cash flow does not represent cash available for discretionary expenditures because we have non-discretionary obligations, such as debt service obligations, that are not deducted from this measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$22,520	$38,525	$55,194	$55,849
Less cash paid for additions to property, plant, equipment and mineral properties	(10,311)	(13,220)	(18,989)	(45,139)
Free cash flow	$12,209	$25,305	$36,205	$10,710

Net cash used in investing activities	$(49,028)	$(10,690)	$(81,468)	$(24,563)

Net cash provided by (used in) financing activities	$7	$—	$(1,030)	$(611)
Note: net cash used in investing activities includes cash paid for additions to property, plant equipment and mineral properties.